News Release FOR IMMEDIATE RELEASE DUKE REALTY REPORTS FIRST QUARTER 2021 RESULTS $412 Million of Development Starts - 60 Percent Pre-Leased In-Service Portfolio 97.6 Percent Leased 2021 Earnings and Development Guidance Increased (INDIANAPOLIS, April 28, 2021) – Duke Realty Corporation (NYSE: DRE), the largest domestic-only logistics REIT, today reported results for the first quarter of 2021. "We began 2021 in strong fashion, executing 7.4 million square feet of leases and maintaining the high level of occupancy in our portfolio," said Jim Connor, Chairman and Chief Executive Officer. "We renewed or immediately backfilled more than 94 percent of our expiring leases during the first quarter. Rental rate growth on second generation leases signed during the quarter was very strong at 26.2 percent on a net effective basis and 11.4 percent on a cash basis. We also increased same property net operating income, on a cash basis, by 6.3 percent compared to the first quarter of 2020." Quarterly Highlights • A complete reconciliation, in dollars and per share amounts, of net income to funds from operations ("FFO"), as defined by Nareit, as well as to Core FFO, is included in the financial tables included in this release. • Net income was $0.21 per diluted share for the first quarter of 2021, compared to $0.05 per diluted share for the first quarter of 2020. Net income per diluted share for the quarter increased from the first quarter of 2020 due to higher gains on property sales and lower losses on debt extinguishment. • FFO, as defined by Nareit, was $0.38 per diluted share for the first quarter of 2021, compared to $0.28 per diluted share for the first quarter of 2020. The increased FFO, as defined by Nareit, was primarily driven by lower losses on debt extinguishment as well as improved occupancy, rental rate growth and new developments being placed into service and leased up. Exhibit 99.1

• Core FFO was $0.39 per diluted share for the first quarter of 2021, compared to $0.33 per diluted share for the first quarter of 2020. The increased Core FFO per diluted share was primarily driven by improved occupancy, lower bad debt expense, rental rate growth and new developments being placed into service and leased up. • Key indicators of the company's operating performance were as follows: – The company's stabilized in-service portfolio was 98.1 percent leased at March 31, 2021 compared to 98.1 percent leased at December 31, 2020 and 97.2 percent leased at March 31, 2020. – The company's total in-service portfolio was 97.6 percent leased at March 31, 2021 compared to 97.5 percent leased at December 31, 2020 and 96.5 percent leased at March 31, 2020. – The company's total portfolio, including properties under development, was 95.5 percent leased at March 31, 2021 compared to 96.0 percent leased at December 31, 2020 and 94.3 percent leased at March 31, 2020. – Tenant retention was 85.0 percent for the three months ended March 31, 2021 and 94.1 percent after considering immediate backfills. – Same-property net operating income growth was 6.3 percent for the three months ended March 31, 2021 compared to the same period in 2020. Same- property net operating income growth was primarily due to increased occupancy, rental rate growth and the expiration of free rent periods. – Total leasing activity was 7.4 million square feet for the quarter. – Overall cash and annualized net effective rent growth on new and renewal leases was 11.4 percent and 26.2 percent, respectively, for the quarter. – The company has collected 99.9 percent of first quarter and April rents. There is only $52,000 remaining to be collected under deferral agreements. • Capital transactions included: – Eleven new development projects with expected costs of $412 million, which were 60 percent pre-leased, started during the quarter; – Property acquisitions totaling $51 million for the quarter; – Property dispositions totaling $94 million for the quarter; – Issuance of $450 million of unsecured notes, which are the company's second green bond issuance, bearing interest at 1.75 percent and maturing in February 2031; Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 2 of 8

– Renewal of the company's $1.2 billion revolving credit facility with a revised maturity date of March 2025, an interest rate of LIBOR plus .775 percent with a reduction in borrowing costs if certain sustainability-linked metrics are achieved each year; and – Issuance of 723,000 shares during the quarter, generating $30 million of net proceeds, under the company's ATM program at an average price of $41.70 per share. Real Estate Investment Activity “We started $412 million of new developments during the quarter, which were 60 percent pre-leased," said Mr. Connor. "Our $1.4 billion of developments under construction are 65 percent leased and the projects remaining to be leased are primarily located in coastal infill markets. As indicated in our revised guidance, we expect development to continue at a strong pace throughout 2021. Two 50 percent-owned unconsolidated joint ventures, which had significant undeveloped land holdings in Indianapolis, were substantially liquidated during the first quarter. Nearly all of the undeveloped land in these joint ventures was distributed to our partner and 88 percent of our current undeveloped land is located in coastal infill markets at the end of the first quarter." Development The first quarter included the following development activity: Consolidated Properties • The company started eleven development projects, with expected costs of $412 million, totaling 3.8 million square feet. These development starts included two, 100 percent leased projects in Chicago totaling 1.8 million square feet; a 100 percent leased, 318,000 square foot project in Atlanta; a 100 percent leased, 112,000 square foot project in Central Florida; a 501,000 square foot, speculative project in South Florida; a 347,000 square foot, speculative project in Northern California; a 300,000 square foot, speculative project in Chicago; a 239,000 square foot speculative project in Atlanta and three speculative projects in Southern California totaling 163,000 square feet. • Two projects, totaling 873,000 square feet, were placed in service during the first quarter that included a 100 percent leased project in Atlanta and a speculative project in Northern California. Acquisitions Building acquisitions totaled $51 million in the first quarter and included the following properties: Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 3 of 8

• A 102,000 square foot, 100 percent leased property in Northern New Jersey; • An 82,000 square foot, 100 percent leased property in Southern California; and • A 496,000 square foot, 100 percent leased property in Indianapolis that was received as a distribution from a 50 percent-owned unconsolidated joint venture. Building Dispositions Building dispositions totaled $94 million in the first quarter and included the following: Consolidated Properties • Two 100 percent leased projects in Houston totaling 978,000 square feet. Unconsolidated Joint Venture Properties • Two 100 percent leased projects in Indianapolis, totaling 298,000 square feet, that were distributed to the company's partner in two 50 percent-owned joint ventures. Distributions Declared The company's board of directors declared a quarterly cash distribution on its common stock of $0.255 per share, or $1.02 per share on an annualized basis. The first quarter dividend will be payable on June 1, 2021 to shareholders of record on May 14, 2021. 2021 Earnings Guidance A reconciliation of the company's guidance for diluted net income per common share to FFO, as defined by Nareit, and to Core FFO is included in the financial tables to this release. The company issued revised guidance for net income of $1.86 to $2.24 per diluted share, compared to the initial range of $1.24 to $1.58 per diluted share. The company issued revised guidance for FFO, as defined by Nareit, of $1.60 to $1.70 per diluted share, compared to the initial range of $1.58 to $1.68 per diluted share. "As the result of our strong start to 2021, we have revised our guidance in several areas," said Mr. Connor. "Our 2021 guidance for Core FFO has been revised to $1.65 to $1.71 per diluted share, compared to the initial range of $1.62 to $1.68 per diluted share. This represents an impressive 10.5 percent growth rate at the midpoint. Our guidance for growth in Adjusted Funds from Operations ("AFFO"), on a share adjusted basis, has been revised to between 8.0 percent and 12.3 percent, compared to the initial range of 5.8 percent to 10.1 percent. We expect this high single to even double digit percentage growth to continue for the foreseeable future as long as current overall economic conditions continue. Underpinning our expectations of strong operational results, we have revised our guidance for the average percentage leased of our stabilized portfolio to a range of 97.2 percent to Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 4 of 8

98.6 percent, compared to the initial range of 96.6 percent to 98.6 percent, and revised our guidance for the average percentage leased of our total in-service portfolio to a range of 96.3 percent to 97.7 percent, compared to the initial range of 95.7 percent to 97.7 percent. These factors, along with strong rental rate growth on recently executed leases, resulted in revised guidance for growth in same-property net operating income (cash basis) to between 4.1 percent and 4.9 percent, compared to the previous range of 3.6 percent to 4.4 percent. We also increased our guidance for same-property net operating income (net effective basis) to between 3.1 percent and 3.9 percent, compared to the previous range of between 2.5 percent and 3.3 percent. Our guidance for dispositions of properties has been revised to between $900 million and $1.10 billion, compared to the initial range of $500 million to $700 million. We have begun to market our entire St. Louis portfolio along with some other selected Midwestern assets. Additionally, we have begun marketing a few Midwestern assets leased to Amazon for outright sale, while certain assets leased to Amazon in other non-coastal Tier 1 markets may be either sold outright or contributed to a joint venture. We expect our planned 2021 disposition activity to be weighted toward the middle of the year and have increased our planned dispositions as a means to take advantage of strong pricing and to fund our development pipeline. Our guidance for 2021 development starts has been revised to between $950 million and $1.15 billion, compared to the initial range of $700 million to $900 million, with a continuing target to maintain the pipeline at a healthy level of pre-leasing. We have increased our guidance for development starts based on leasing success to date thus far and our expectation of continuing to lease up speculative space as well as our solid pipeline of build-to-suit prospects." Other guidance changes are as follows: • Acquisitions of properties in a range of $300 million to $500 million, concentrated on coastal in-fill markets, compared to the initial range of between $200 million and $400 million. • General and administrative expenses ranging from $57 million to $61 million, compared to the initial range of between $55 million and $59 million. More specific assumptions and components of the company's 2021 guidance will be available by 6 p.m. Eastern Time today through the Investor Relations section of the company's website. FFO and AFFO Reporting Definitions FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit"). It is Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 5 of 8

calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles (“GAAP"), excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business), gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities, all net of related taxes. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. Core FFO: Core FFO is computed as FFO adjusted for certain items that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities and the expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from Nareit’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO: AFFO is defined by the company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures. Same-Property Performance The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company utilizes same-property net operating income growth as a supplemental measure to evaluate property-level performance, and jointly-controlled properties are included at the company's ownership percentage. A reconciliation of income from continuing operations before income taxes to same- property net operating income is included in the financial tables to this release. A description of the properties that are excluded from the company’s same-property net operating income measure is included on page 15 of its March 31, 2021 supplemental information. Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 6 of 8

About Duke Realty Corporation Duke Realty Corporation owns and operates approximately 162 million rentable square feet of industrial assets in 20 major logistics markets. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is a member of the S&P 500 Index. More information about Duke Realty Corporation is available at www.dukerealty.com. First Quarter Earnings Call and Supplemental Information Duke Realty Corporation is hosting a conference call tomorrow, April 29, 2021, at 3:00 p.m. ET to discuss its first quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company's website. A copy of the company's supplemental information will be available by 6:00 p.m. ET today through the Investor Relations section of the company's website. Cautionary Notice Regarding Forward-Looking Statements This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions although not all forward looking statements may contain such words. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all, and the company’s ability to retain current credit ratings; (iv) the company’s ability to raise capital by selling its assets; (v) the company’s continued qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; (vi) changes in governmental laws and regulations, including changes that may be forthcoming as a result of the change in administration in the U.S.; (vii) the level and volatility of interest rates and foreign currency exchange rates; (viii) valuation of joint venture investments; (ix) valuation of marketable securities and other investments, including volatility in the company’s stock price and trading volume; (x) valuation of real estate and other inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; (xi) increases in operating costs; (xii) changes in the dividend policy for the company’s common stock; (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants, as well as competition for tenants and potential decreases in property occupancy; (xiv) impairment charges, (xv) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xvi) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xvii) the impact of the COVID-19 pandemic on our business, our tenants and the economy in general, including the measures taken by governmental authorities to address it; and (xviii) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (xvii). The company refers Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 7 of 8

you to the section entitled “Risk Factors” contained in the company's Annual Report on Form 10-K for the year ended December 31, 2020. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Contact Information: Investors: Ron Hubbard 317.808.6060 Media: Gene Miller 317.808.6195 Duke Realty Reports First Quarter 2021 Results April 28, 2021 Page 8 of 8

Duke Realty Corporation and Subsidiaries Consolidated Statement of Operations (Unaudited and in thousands, except per share amounts) Three Months Ended March 31, 2021 2020 Revenues: Rental and related revenue $ 258,179 $ 218,755 General contractor and service fee revenue 31,113 7,614 289,292 226,369 Expenses: Rental expenses 28,130 18,843 Real estate taxes 41,170 36,727 General contractor and other services expenses 29,463 6,568 Depreciation and amortization 93,573 85,359 192,336 147,497 Other operating activities: Equity in earnings of unconsolidated joint ventures 16,268 2,539 Gain on sale of properties 21,360 8,937 Gain on land sales 1,238 135 Other operating expenses (1,145) (1,112) Impairment charges — (5,626) Non-incremental costs related to successful leases (2,958) (2,525) General and administrative expenses (24,217) (21,763) 10,546 (19,415) Operating income 107,502 59,457 Other income (expenses): Interest and other income, net 463 1,395 Interest expense (22,507) (23,494) Loss on debt extinguishment (70) (17,806) Income from continuing operations, before income taxes 85,388 19,552 Income tax (expense) benefit (5,184) 60 Income from continuing operations 80,204 19,612 Discontinued operations: Gain on sale of properties — 48 Income from discontinued operations — 48 Net income 80,204 19,660 Net income attributable to noncontrolling interests (842) (204) Net income attributable to common shareholders $ 79,362 $ 19,456 Basic net income per common share: Continuing operations attributable to common shareholders $ 0.21 $ 0.05 Diluted net income per common share: Continuing operations attributable to common shareholders $ 0.21 $ 0.05

Duke Realty Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited and in thousands) March 31, 2021 December 31, 2020 ASSETS Real estate investments: Real estate assets $ 8,855,987 $ 8,745,155 Construction in progress 856,496 695,219 Investments in and advances to unconsolidated joint ventures 128,010 131,898 Undeveloped land 294,855 291,614 10,135,348 9,863,886 Accumulated depreciation (1,705,011) (1,659,308) Net real estate investments 8,430,337 8,204,578 Real estate investments and other assets held-for-sale — 67,946 Cash and cash equivalents 9,009 6,309 Accounts receivable 16,925 15,204 Straight-line rent receivable 162,198 153,943 Receivables on construction contracts, including retentions 27,221 30,583 Deferred leasing and other costs, net 340,539 329,765 Restricted cash held in escrow for like-kind exchange — 47,682 Other escrow deposits and other assets 309,218 255,384 $ 9,295,447 $ 9,111,394 LIABILITIES AND EQUITY Indebtedness: Secured debt, net of deferred financing costs $ 63,007 $ 64,074 Unsecured debt, net of deferred financing costs 3,469,884 3,025,977 Unsecured line of credit — 295,000 3,532,891 3,385,051 Liabilities related to real estate investments held-for-sale — 7,740 Construction payables and amounts due subcontractors, including retentions 88,811 62,332 Accrued real estate taxes 80,909 76,501 Accrued interest 27,605 18,363 Other liabilities 245,940 269,806 Tenant security deposits and prepaid rents 60,150 57,153 Total liabilities 4,036,306 3,876,946 Shareholders' equity: Common shares 3,743 3,733 Additional paid-in capital 5,756,738 5,723,326 Accumulated other comprehensive loss (30,679) (31,568) Distributions in excess of net income (548,843) (532,519) Total shareholders' equity 5,180,959 5,162,972 Noncontrolling interests 78,182 71,476 Total equity 5,259,141 5,234,448 $ 9,295,447 $ 9,111,394

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Three Months Ended March 31,

(Unaudited and in thousands, except per share amounts)

	2021			2020		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	**$ 79,362**			**$ 19,456**		
Less dividends on participating securities	(371)			(356)		
Net income per common share-basic	**78,991**	**373,667**	**$ 0.21**	**19,100**	**368,190**	**$ 0.05**
Add back:						
Noncontrolling interest in earnings of unitholders	761	3,575		170	3,224	
Other potentially dilutive securities	—	502		—	456	
Net income attributable to common shareholders-diluted	**$ 79,752**	**377,744**	**$ 0.21**	**$ 19,270**	**371,870**	**$ 0.05**
Reconciliation to FFO						
Net income attributable to common shareholders	**$ 79,362**	**373,667**		**$ 19,456**	**368,190**	
Adjustments:						
Depreciation and amortization	93,573			85,359		
Depreciation, amortization and other - unconsolidated joint ventures	2,257			2,194		
Gains on sales of properties	(21,360)			(8,985)		
Gains on land sales	(1,238)			(135)		
Impairment charges	—			5,626		
Income tax expense (benefit) not allocable to FFO	5,184			(60)		
Gains on sales of real estate assets - unconsolidated joint ventures	(12,748)			(26)		
Noncontrolling interest share of adjustments	(622)			(729)		
Nareit FFO attributable to common shareholders - basic	**144,408**	**373,667**	**$ 0.39**	**102,700**	**368,190**	**$ 0.28**
Noncontrolling interest in income of unitholders	761	3,575		170	3,224	
Noncontrolling interest share of adjustments	622			729		
Other potentially dilutive securities		1,777			1,754	
Nareit FFO attributable to common shareholders - diluted	**$ 145,791**	**379,019**	**$ 0.38**	**$ 103,599**	**373,168**	**$ 0.28**
Loss on debt extinguishment - including share of unconsolidated joint venture	133			17,806		
Non-incremental costs related to successful leases	2,958			2,525		
Core FFO attributable to common shareholders - diluted	**$ 148,882**	**379,019**	**$ 0.39**	**$ 123,930**	**373,168**	**$ 0.33**
AFFO						
Core FFO - diluted	$ 148,882	379,019	$ 0.39	$ 123,930	373,168	$ 0.33
Adjustments:						
Straight-line rental income and expense	(8,633)			(1,824)		
Amortization of above/below market rents and concessions	(2,855)			(2,558)		
Stock based compensation expense	14,379			12,212		
Noncash interest expense	2,369			2,196		
Second generation concessions	(281)			(250)		
Second generation tenant improvements	(3,923)			(3,349)		
Second generation leasing costs	(8,472)			(3,931)		
Building improvements	(1,304)			(412)		
AFFO - diluted	**$ 140,162**	**379,019**		**$ 126,014**	**373,168**

Duke Realty Corporation and Subsidiaries Reconciliation of Same Property Net Operating Income Growth (Unaudited and in thousands) Three Months Ended March 31, 2021 March 31, 2020 Income from continuing operations before income taxes $ 85,388 $ 19,552 Share of same property NOI from unconsolidated joint ventures 5,034 4,703 Income and expense items not allocated to segments 105,015 144,746 Earnings from service operations (1,650) (1,046) Properties not included and other adjustments (26,927) (11,037) Same property NOI - Cash Basis $ 166,860 $ 156,918 Percent Change 6.3 % Duke Realty Corporation and Subsidiaries Reconciliation of 2021 FFO Per Diluted Share Guidance (Unaudited ) Pessimistic Optimistic Net income attributable to common shareholders - diluted $ 1.86 $ 2.24 Depreciation 1.04 0.98 Gains on land and property sales (1.29) (1.49) Share of joint venture adjustments (0.01) (0.03) Nareit FFO attributable to common shareholders - diluted $ 1.60 $ 1.70 Loss on debt extinguishment 0.01 0.01 Non-incremental costs related to successful leases 0.04 0.02 Other reconciling items — (0.02) Core FFO attributable to common shareholders - diluted $ 1.65 $ 1.71